Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 2 to the Registration Statement (Registration Statement No. 333-178211) of ImmunoCellular Therapeutics, LTD. on Form S-1 of our report dated March 31, 2011, with respect to our audit of the financial statements of ImmunoCellular Therapeutics, LTD. as of December 31, 2010 and for the year then ended, and for the period since February 25, 2004 (inception) to December 31, 2010, which report appears in the Prospectus, which is part of this Amendment No. 2 to the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Los Angeles, CA

December 22, 2011